Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Gabelli ETFs Trust of our reports dated February 27, 2026 relating to the financial statements and financial highlights of Gabelli Growth Innovators ETF, Gabelli Love Our Planet & People ETF, Gabelli Global Technology Leaders ETF, Gabelli Commercial Aerospace and Defense ETF, Gabelli Financial Services Opportunities ETF, Gabelli High Income ETF, Keeley Dividend ETF, and Gabelli Opportunities in Live and Sports ETF, which appear in Gabelli ETFs Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 30, 2026